Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

KAYDON TO BE ACQUIRED BY SKF FOR

$35.50 PER SHARE IN CASH

•	Transaction value of $1.25 billion or 12.7x Kaydon’s LTM Adjusted EBITDA

•	Kaydon’s Board of Directors unanimously approved the transaction

•	Kaydon to commence 40-day go-shop period, subject to terms of the definitive agreement

Ann Arbor, Michigan – September 5, 2013

Kaydon Corporation (NYSE: KDN) (“Kaydon”) and AB SKF (OMX: SKF B) (“SKF”) announced today that they signed a definitive agreement under which SKF will acquire Kaydon for $35.50 per share in an all-cash transaction that values Kaydon at approximately $1.25 billion, including debt (the “Transaction”).

The purchase price represents a 22% premium to Kaydon’s closing stock price on September 4, 2013 and a 21% premium to Kaydon’s 30-day volume weighted average stock price. The implied total enterprise value of $1.25 billion represents a multiple of 12.7 times Kaydon’s LTM Adjusted EBITDA ($98 million as of June 29, 2013).

James O’Leary, Chairman and Chief Executive Officer of Kaydon, commented, “Our Board believes that the proposed transaction represents a compelling value for our shareholders. We believe that this transaction represents an excellent strategic fit for Kaydon that will allow our market leading businesses to accelerate their growth strategies by joining forces with SKF, a global industry leader. Since 2009, we have repositioned our businesses to take advantage of well defined opportunities beyond purely cyclical drivers while maintaining a strong focus on maximizing shareholder value. This was evidenced by last year’s $10.50 special dividend and our consistent focus on maximizing cash returns to our shareholders. I believe this is the right time for this transaction and SKF is the right partner to take our high quality portfolio of businesses to their next level of performance.”

Tom Johnstone, SKF President and Chief Executive Officer, stated, “We have followed the development of Kaydon for a long time. They have a strong product portfolio, strong management and a solid financial performance and I am delighted that they will soon be part of the SKF Group. The complementary nature of their products and technologies, their geographical and customer presence and their manufacturing footprint will enable us to even better serve our customers and distributors in the industrial market worldwide.”

Under the terms of the definitive agreement, which has been unanimously approved by both companies’ Boards of Directors, SKF will commence a tender offer on or after September 16, 2013 to purchase all of Kaydon’s outstanding shares for $35.50 per share in cash. The Transaction is subject to customary terms and conditions and regulatory approvals and is expected to close in the fourth quarter of 2013. Kaydon stockholders will also receive their regular quarterly dividend of $0.20 per share that was declared on July 24, 2013.

Under the terms of the definitive agreement, Kaydon has the right to solicit third parties with respect to alternative acquisition proposals through October 15, 2013 (the “Go-shop Period”). Kaydon does not anticipate that it will disclose any developments with regard to this process unless and until Kaydon’s Board of Directors makes a decision with respect to a potential superior proposal. There can be no assurance that this process will result in a superior proposal. The agreement also includes customary breakup fees payable to SKF in connection with the termination of the agreement in certain circumstances.

In connection with the Transaction, Barclays is acting as exclusive financial advisor to Kaydon and Paul Hastings LLP is serving as Kaydon’s legal counsel.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, the Go-shop Period process, the satisfaction of closing conditions, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.

Additional Information and Where to Find It

THE TENDER OFFER DESCRIBED IN THIS COMMUNICATION (THE “OFFER”) HAS NOT YET COMMENCED, AND THIS COMMUNICATION IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY SHARES OF THE CAPITAL STOCK OF KAYDON CORPORATION (“KAYDON”) OR ANY OTHER SECURITIES. ON THE COMMENCEMENT DATE OF THE OFFER, A TENDER OFFER STATEMENT ON SCHEDULE TO, INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS, WILL BE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). THE OFFER TO PURCHASE SHARES OF KAYDON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED DOCUMENTS FILED WITH SUCH SCHEDULE TO. THE TENDER OFFER STATEMENT WILL BE FILED WITH THE SEC BY ATLAS MANAGEMENT, INC. (“ATLAS”) A WHOLLY OWNED SUBSIDIARY OF AB SKF, AND DUBLIN ACQUISITION SUB INC., AND KAYDON IS OBLIGATED TO FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH THE SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV OR BY DIRECTING SUCH REQUESTS TO MACKENZIE PARTNERS INC. AT (212) 929-5500 or Toll Free at (800) 322-2885.

Non-GAAP Information

LTM Adjusted EBITDA is a non-GAAP measure. Please see our press release dated July 25, 2013, for a reconciliation of the applicable GAAP measure to the non-GAAP measure presented.

SOURCE: Kaydon Corporation

Contact:	Timothy J. Heasley	READ IT ON THE WEB
	Senior Vice President & Chief Financial Officer	http://www.kaydon.com
(734) 680-2018